Exhibit 4.8

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of July 15, 2008, among INTELSAT SATELLITE GALAXY 18, INC., a Delaware corporation (the “New Guarantor”), a subsidiary of INTELSAT CORPORATION (or its successor), a Delaware corporation (the “Issuer”), the Issuer, the other Guarantors (as defined in the Indenture referred to herein) and THE BANK OF NEW YORK MELLON, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS the Issuer and the existing Guarantors have heretofore executed and delivered to the Trustee an Indenture (as amended, supplemented or otherwise modified, the (“Indenture”) dated as of August 20, 2004, providing for the issuance of the Issuer’s 9% Senior Notes due 2014 (the “Notes”);

WHEREAS the Indenture provides that under certain circumstances the New Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Issuer’s obligations under the Notes and the Indenture pursuant to a Guarantee on the terms and conditions set forth herein;

WHEREAS the Indenture provides that in connection with this Supplemental Indenture, the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, and such Officers’ Certificate and Opinion of Counsel have been delivered to the Trustee on the date hereof; and

WHEREAS pursuant to Sections 901 and 903 of the Indenture, the Trustee and the Issuer are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such Holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all existing Guarantors, to unconditionally guarantee the Issuer’s obligations under the Indenture and the Notes on the terms and subject to the conditions set forth in the Guarantee and the Indenture, including but not limited to Article 12 of the Indenture, and to be bound by all other applicable provisions of the Indenture and the Notes applying to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3. Notices. All notices or other communications to the New Guarantor shall be given as provided in Section 106 of the Indenture.

4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Waiver of Claims. The New Guarantor waives and shall not in any manner whatsoever claim or take the benefit or advantage of any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Guarantor as a result of any payment by such Guarantor under its Guarantee;

6. No Recourse Against Others. No past, present or future director, officer, employee, incorporator, stockholder or agent of the New Guarantor, as such, shall have any liability for any obligations of the Company or any existing Guarantor under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

7. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8. The Trustee. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Issuer, the Guarantors and the New Guarantor and not of the Trustee. Each signed copy shall be an original, but all of them together represent the same agreement.

9. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

10. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

INTELSAT SATELLITE GALAXY 18, INC.

By:	/s/ Anita Beier
Name: Anita Beier Title: Controller

INTELSAT CORPORATION

By:	/s/ Anita Beier
Name: Anita Beier Title: Controller

EACH OF THE ENTITIES LISTED ON SCHEDULE I HERETO

By:	/s/ Anita Beier
Name: Anita Beier Title: Controller/Manager

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Carlos R. Luciano
Name: Carlos R. Luciano Title: Vice President

[Supplemental Indenture]

Schedule I

Guarantors

Name	Jurisdiction of Incorporation

AccessPas, Inc.	Delaware

Intelsat Asia Carrier Services, Inc.	Delaware

PanAmSat Capital Corporation	Delaware

PanAmSat Communications Carrier Services, Inc.	California

PanAmSat Communications Japan, Inc.	California

PanAmSat Communications Services, Inc.	California

PanAmSat Europe Corporation	Delaware

PanAmSat H-2 Licensee Corp.	Delaware

PanAmSat India Marketing, L.L.C.	Delaware

PanAmSat India, Inc.	Delaware

PanAmSat International Holdings, LLC	Delaware

PanAmSat International Sales, Inc.	Delaware

PanAmSat International Systems Marketing, L.L.C.	Delaware

Intelsat International Systems, LLC	Delaware

PanAmSat Licensee Corp.	Delaware

PanAmSat Satellite Galaxy 10R, Inc.	Delaware

PanAmSat Satellite Galaxy 11, Inc.	Delaware

PanAmSat Satellite Galaxy 12, Inc.	Delaware

PanAmSat Satellite Galaxy 13, Inc.	Delaware

PanAmSat Satellite Galaxy 14, Inc.	Delaware

PanAmSat Satellite Galaxy 15, Inc.	Delaware

PanAmSat Satellite Galaxy 16, Inc.	Delaware

Intelsat Satellite Galaxy 17, Inc.	Delaware

Intelsat Satellite IS 11, Inc.	Delaware

PanAmSat Satellite Galaxy 1R, Inc.	Delaware

PanAmSat Satellite Galaxy 3C, Inc.	Delaware

PanAmSat Satellite Galaxy 3R, Inc.	Delaware

PanAmSat Satellite Galaxy 4R, Inc.	Delaware

PanAmSat Satellite Galaxy 5, Inc.	Delaware

PanAmSat Satellite Galaxy 9, Inc.	Delaware

PanAmSat Satellite HGS 3, Inc.	Delaware

PanAmSat Satellite HGS 5, Inc.	Delaware

PanAmSat Satellite Leasat F5, Inc.	Delaware

PanAmSat Satellite PAS 10, Inc.	Delaware

PanAmSat Satellite PAS 1R, Inc.	Delaware

PanAmSat Satellite PAS 2, Inc.	Delaware

PanAmSat Satellite PAS 3, Inc.	Delaware

PanAmSat Satellite PAS 4, Inc.	Delaware

PanAmSat Satellite PAS 5, Inc.	Delaware

PanAmSat Satellite PAS 6B, Inc.	Delaware

PanAmSat Satellite PAS 7, Inc.	Delaware

PanAmSat Satellite PAS 8, Inc.	Delaware

PanAmSat Satellite PAS 9, Inc.	Delaware

PanAmSat Satellite SBS 6, Inc.	Delaware

PanAmSat Services, Inc.	Delaware

PAS International Employment, Inc.	Delaware

PAS International, LLC	Delaware

Intelsat Service and Equipment Corporation	Delaware

Southern Satellite Corp.	Connecticut

Southern Satellite Licensee Corporation	Delaware

USHI, LLC	Delaware